EXHIBIT 5.1


April 12, 1999


DENTSPLY International Inc.
570 West College Avenue
York, Pennsylvania 17405-0872

Re:  Form S-3 Registration Statement

Gentlemen:

We have acted as counsel to DENTSPLY International Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the sale by certain selling stockholders identified in the Registration Statement of an aggregate of up to 145,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share.

We are familiar with the Registration Statement. We have reviewed the Company's Certificate of Incorporation and Bylaws. We have also examined such other public and corporate documents, certificates, instruments and corporate records and such questions of law as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption "Validity of Common Stock." In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,


/s/ MORGAN, LEWIS & BOCKIUS LLP